UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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VERMILLION, INC.
(Name of Registrant as Specified In Its Charter)

György B. Bessenyei

Gregory V. Novak

Robert S. Goggin
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On November 13, 2012, György B. Bessenyei, Gregory V. Novak and Robert S. Goggin (collectively, the “Participants”) sent a letter (the “Letter”) to the board of directors of Vermillion, Inc. (“Vermillion”). A copy of the Letter sent to the board of directors of Vermillion is attached hereto as Exhibit 1 and is incorporated herein by reference.

*              *              *

THE PARTICIPANTS STRONGLY ADVISE ALL STOCKHOLDERS OF VERMILLION TO READ THE PRELIMINARY PROXY STATEMENT, THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING PROXY CARDS AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS FROM THE STOCKHOLDERS OF VERMILLION, FOR USE AT THE VERMILLION 2012 ANNUAL MEETING OF STOCKHOLDERS, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH MATERIALS WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE ON THE SECURITIES AND EXCHANGE COMMISSION’S (“SEC”) WEBSITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, OKAPI PARTNERS AT ITS TOLL-FREE NUMBER (877) 796-5274 OR VIA EMAIL AT INFO@OKAPIPARTNERS.COM.

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EXHIBIT 1

Board of Directors

Vermillion, Inc.

12117 Bee Caves Road

Austin, TX 78738

Dear Members of the Board of Directors

Just like all stockholders of Vermillion, Inc. (“Company” or “Vermillion”), we are shocked by the Board of Directors’ (“Board”) continuing inaction and silence, considering all the important issues in front of it. We ask in the strongest possible terms that the Board address these pressing concerns publicly and provide an update to all the Vermillion stockholders.

The Company has approximately 5,000 beneficial owners of its common stock most of them are private individuals who entrusted their hard earned money into the hands of the Board. Many of these individuals have lost nearly 90% of their investment; the least they deserve from the Board is answers to these concerns.

Perhaps by reviewing our top concerns, the Board will finally wake-up and address these issues publically:

1.	Financial Performance

The Company held its Q3 earnings call on November 12. The results spoke for themselves. It’s apparent to any observer that the Company lacks vision and its business plan can be summarized as “Let’s hope a miracle happens before we run out of cash!”. The Board has been warned several times in the last two years that it has to change direction, but all the meaningful advice has fallen on deaf ears.

OVA1 sales figures remained flat throughout the year, despite the $8.9 million spending on SG&A in the first 9 months. The below 20,000 per annum sales of OVA1 is miniscule compared to the claimed 95 million patients already having coverage and access to the test. We believe that a new management can spend more effectively and considerably increase sales within the existing coverage of the company.

2.	Rejecting calls from potential partner

On October 22, 2012, we sent the Board a letter, opposing inaction in regard to a diagnostic company approaching the Company. We are incredulous to learn that up to today, nobody from the Company has started a meaningful partnership discussion with the diagnostic company in question. Meanwhile in private calls with stockholders, the Company described the investment bank involved as “unknown” and the diagnostic company as “not serious”.

As the Board is well aware, all parties involved in the proposed relationship are serious and more than well-funded to make a positive impact on the Company, for example in the form of a licensing deal for OVA1. The misleading statements from the Company in the regard, that tellingly were never got filed with the SEC, only serve to illustrate, on top of incompetence, the striking disregard for your stockholders. We demand that Management stop spreading misinformation and instead be proactive in finding partners for potential licensing or other cash flow positive deals. The substantial international licensing opportunities for OVA1 have been ignored for no good reason.

3.	Severance pay for Chief Executive Officer

According to public filings, CEO Gail Page was “terminated without cause” by the Company on May 15, 2012. Had she resigned instead of being terminated, she would not have been entitled to a severance package. Now we have learnt from recent company filings that her severance package is in the range of $400,000 - all in cash - which will be paid in addition to the $8.4 million compensation received in 2010 and 2011 and her $350,000 base salary for 2012. The James S. Burns led Board approved all the actions leading to this severance package.

A recent article in the Austin Business Journal (November 2-8 issue, Volume 32, Number 35) by Christopher Calnan ranked CEO Page’s 2010 compensation as in the top five among public company CEOs in Central Texas. We have attached a copy of the article for your reference.

It is blatantly obvious that six months later, no actual termination has taken place. Page is still the CEO, doing the same job as before and collecting the same salary. The only difference is that she is now entitled to an additional $400,000. We demand that the Board revisits its decisions leading to the severance pay, or initiate a discussion with Page to voluntarily decline it in view of her $8+ million in previous compensation over the last three years.

4.	CEO succession

With regards to the announced CEO succession, most observers of the Company have concluded that there has been no real intention shown to replace CEO Page. After years of measurably poor performance, coupled with her excessive compensation, there is no excuse to keep her in the CEO role for even a day longer. The investment community is apparently steering clear from the Company while Page remains CEO, as is seen in the current share price. We support any CEO candidate with a strong track record of value creation at public companies. If the Board hasn’t found one after 6 months of half-hearted search, we are ready to provide our own candidate.

Looking at all of these issues from a strategic perspective, a lot of critical attention has been paid by the investment community and the press to CEO Page and her overcompensation and underperformance at Vermillion. Although we think that this attention has been warranted, she could not have remained in charge for three years without the help of the Board and especially Chairman James S. Burns.

It is our strongly held belief that Chairman Burns has also been a major destroyer of value. As long as he remains in his Board position, the Company will most likely be unable to attract the talent it needs and deserves, particularly at the CEO level. This considered opinion is based on numerous discussions with people familiar with both Mr. Burns and the Company. We encourage Mr. Burns to voluntarily step down for the benefit of all stockholders. We also believe that he is preoccupied with his other company, AssureRx Health, Inc. and for the benefit of all stakeholders we strongly suggest that he now focus completely on that other venture.

Once these necessary changes in personnel are completed, the Group is ready to work constructively with a revitalized Board and can provide competent candidates for both CEO and Chairman of the Board. Candidates with a strong shareholder value focus would be welcomed at this time by investors and employees as well as old and new Board members.

We look forward to a prompt and detailed response from the Board to this letter.

Sincerely,

Concerned Vermillion Stockholders

AUSTIN BUSINESS JOURNAL
WHERE CENTRAL TEXAS CAPITAL ... BUSINESS

Nov. 2-8, 2012
Volume 32
Number 35
austinbusinessjournal.com
$3.50

Vermillion under fire

Shareholders up in arms

CHRISTOPHER CALNAN
CCALNAN@BIZJOURNALS.COM | (512) 494-2524

Molecular diagnostics company Vermillion Inc. is facing scrutiny about generous executive compensation despite a sagging stock price and losses totaling more than $98 million during the last five years.

The company, which moved to Austin from California in 2010, is also being asked by a small stockholders group why proposals to buy Vermillion (Nasdaq: VRML) haven't been fully considered. And company executives aren't providing many answers.

Last month, the three-person group, known as the Concerned Vermillion Stockholders, issued a letter to Vermillion's board of directors outlining events related to a potential merger or acquisition with an unnamed diagnostics company. An investment banker representing the prospective buyer wasn't able to meet with company officials despite several attempts to contact them, according to a filing with the U.S. Securities and Exchange Commission by the shareholders.

"This inaction cannot be justified," the letter states. "Please explain to your stockholders — immediately — why you have refused to engage with a qualified proponent."

SEE VERMILLION, P30

30 austinbusinessjournal.com AUSTIN BUSINESS JOURNAL | NOV. 2-8, 2012

VERMILLION: Health care diagnostics company's rocky past includes Chapter 11

FROM PAGE 1

Vermillion's stock has declined 88 percent since emerging from bankruptcy in July 2010. The company's shares, which traded at $11.80 when it emerged from Chapter 11, are now at about $1.28 per share.

CEO Gail Page received $1.6 million in compensation during 2011, ranking her No. 15 among the 34 listed on the *Austin Business Journal*'s annual list of the highest-paid CEOs at local public companies. Vermillion itself is the smallest of Austin's public companies, in terms of revenue. For 2010, SEC filings state that Page's total compensation was $6.7 million. That put her among the top five highest-paid public company CEOs in Central Texas.

Page

During those two years Vermillion reported a combined two-year loss of more than $41 million, an SEC filing indicates. Such dramatic losses juxtaposed with Page's gains have some shareholders scratching their heads.

Page, through company spokesman Ron Both, declined to comment.

The three members of the stockholders group, György Bessenyei, Gregory Novak and Robert Goggin, own less than 2 percent of Vermillion's stock combined. Bessenyei nominated Novak and Goggin to the board of directors. But the board appointed someone else to one seat and kept the other unfilled.

Bessenyei

Bessenyei, a Switzerland-based financial adviser who invested in Vermillion in 2010, said the group wants to restore credibility to Vermillion to enable it to raise capital before it burns through its existing cash in eight or nine months.

"If they tried to raise money now, shareholders would suffer serious dilution," he said.

Vermillion, which employs 27 workers, was founded in 1993 in California as Abiotic Systems before changing its name to Ciphergen Biosystems Inc. in 1995. The company completed an initial public offering in September 2000 and changed its name to Vermillion in 2007.

In September 2009, the U.S. Food and Drug Administration approved the OVA1 test developed by Vermillion and New Jersey-based Quest Diagnostics Inc. (NYSE: DGX), which owns nearly 7 percent of the company. The OVA1 test is designed to enable doctors to triage women with a pelvic mass by using a blood test to check the levels of five proteins that change when ovarian cancer is present. That could prevent many women from undergoing exploratory surgery to determine whether a mass is cancerous.

In mid-2010, as the company reorganized after filing for Chapter 11 protection earlier in the year, Page said Vermillion was moving to Austin to put it in position to rebuild.

At the time of the relocation, Page, who was previously an executive at Austin-based Luminex Corp. (Nasdaq: LMNX), said the move was bringing the company full circle because its products were based on technology licensed by Baylor University.

Vermillion raised about $43 million in 2010 during a private placement in which it sold 2.3 million shares of its common stock at $18.49 per share to 14 undisclosed investors.

In February 2011, Vermillion reported plans to raise another $21.8 million by selling 4 million shares of common stock for $5.45 apiece, according to an SEC filing.

Meanwhile, in late 2011 Chief Financial Officer Sandra Gardiner left the company after 18 months in the position and Chief Medical Officer Eric Fung left the company, an SEC filing indicates.

In May, Vermillion announced that Page, who had been named an Ernst & Young 2012 Entrepreneur of the Year finalist, would step down from her post when a replacement was found. The company initially projected to announce Page's successor by September, but it has extended that time frame.

VERMILLION LOSING MILLIONS

FISCAL YEAR	REVENUE	NET LOSS
2011	$1.0 million	$17.7 million
2010	$1.1 million	$19 million
2009	$0.00	$22 million
2008	$120,000	$18.3 million

Source: Vermillion Inc.

"I expect to continue in my role until the new CEO is named and then assist in a smooth and successful transition of responsibilities," Page told analysts during an earnings call in August.

That month, Vermillion posted a $1.9 million loss on $321,000 in revenue during the second quarter, compared with a $5.7 million loss on $304,000 in revenue during the same three months last year.

Vermillion's board has not allowed the stockholder's group to fill Page's vacated board seat. The move was not a positive indicator for stockholders, said Maryland resident Todd Snyder, a Vermillion stockholder for more than a year.

"This company needs to respect the right of shareholders to participate in the company and its direction," he said. "I think the shareholders group is right on."